Exhibit 10.32

Amended and Restated
Executive Employment Agreement

This Amended and Restated Executive Employment Agreement (“Agreement”) between Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), and Kathleen L. Quirk (the “Executive”) is dated effective as of December 2, 2008 (the “Agreement Date”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to an Executive Employment Agreement dated as of January 29, 2008 (the “Original Agreement”), pursuant to which the Executive currently serves as an officer of the Company;

WHEREAS, pursuant to the terms of this Agreement, the Company desires to retain the services of the Executive and the Executive desires to continue to provide services to the Company;

WHEREAS, the Company and the Executive wish to amend the Original Agreement to (i) comply with the final regulations under Section 409A of the Internal Revenue Code, and (ii) clarify certain provisions of the Original Agreement, including the method of calculating the “pro-rata” bonus and the meaning of “bonus” in the calculations of the lump sum payments due upon certain terminations of employment;

WHEREAS, during the course of providing services to the Company, the Executive has or will have received extensive and unique knowledge of, experience in and access to resources involving, the Mining Business (as defined below) at a substantial cost to the Company, which Executive acknowledges has enhanced or substantially will enhance Executive’s skills and knowledge in such business;

WHEREAS, during the course of providing services to the Company, Executive has had and will continue to have access to valuable oral and written information, knowledge and data relating to the business and operations of the Company and its subsidiaries that is non-public, confidential or proprietary in nature and is particularly useful in the Mining Business; and

WHEREAS, in view of the opportunities provided by the Company to Executive, the cost thereof to the Company, and the need for the Company to be protected against disclosures by Executive of the Company’s and its subsidiaries’ trade secrets and other non-public, confidential or proprietary information, the Company and Executive desire, among other things, to prohibit Executive from disclosing or utilizing, outside the scope of his employment with the Company, any non-public, confidential or proprietary information, knowledge and data relating to the business and operations of the Company or its subsidiaries received by Executive during the course of his employment, and to restrict the ability of Executive to compete with the Company or its subsidiaries for a limited period of time.

NOW, THEREFORE, for and in consideration of the continued employment of Executive by the Company and the payment of salary, benefits and other compensation to Executive by the Company, the parties hereto agree as follows:

Article I
Employment Capacity

1. Capacity and Duties of Executive.  The Executive is employed by the Company to render services on behalf of the Company as Executive Vice President and Chief Financial Officer.  The Executive will perform such duties as are assigned to the individual holding the title or titles held by him from time to time in the Company’s By-laws and such other duties as may be prescribed from time to time by the Chairman of the Board or the Company’s Board of Directors (the “Board”), or the Chief Executive Officer, which duties shall be consistent with the position of Executive Vice President and Chief Financial Officer.

2. Term.  The term of this Agreement (the “Employment Term”) will commence on the Agreement Date and will expire January 1, 2012; subject to extension as provided in Article V, Section 3(a) in the event of a Change of Control (as defined in Article V, Section 2), and subject to any earlier termination of Executive’s employment pursuant to this Agreement.  Commencing on January 1, 2012, and each January 1st thereafter, the Employment Term will automatically be extended for one additional year unless not later than August 1 of the immediately preceding year, the Corporate Personnel Committee of the Board (the “Committee”) has given written notice to the Executive that it does not wish to extend this Agreement.

3. Devotion to Responsibilities.  The Executive will devote significant business time to the business of the Company, will use his best efforts to perform faithfully and efficiently his duties under this Agreement, and will not engage in or be employed by any other business; provided, however, that nothing herein will prohibit the Executive from (a) serving as an officer and director of McMoRan Exploration Co. (“McMoRan”), FM Services Company or any of their affiliates or successors, (b) serving as a member of the board of directors, board of trustees or the like of any for-profit or non-profit entity that does not compete with the Company, or performing services of any type for any civic or community entity, whether or not the Executive receives compensation therefor, (c) investing his assets in such form or manner as will require no more than nominal services on the part of the Executive in the operation of the business of the entity in which such investment is made, or (d) serving in various capacities with, and attending meetings of, industry or trade groups and associations, as long as the Executive’s activities permitted by clauses (a), (b), (c) and (d) above do not materially and unreasonably interfere with the ability of the Executive to perform the services and discharge the responsibilities required of him under this Agreement.  Notwithstanding clause (c) above, the Executive may not, without the approval of the Committee, beneficially own 5% or more of the equity interests of a business organization required to file periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) other than the Company or McMoRan, and the Executive may not beneficially own more than 2% of the equity interests of any business organization that competes with the Company.  For purposes of this paragraph, “beneficially own” has the meaning ascribed to that term in Rule 13d-3 under the Exchange Act.

Article II
Compensation and Benefits

1. Salary.  The Company will pay the Executive a salary (“Base Salary”) at an annual rate per fiscal year of the Company (“Fiscal Year”) of $650,000, which will be payable to the Executive in equal semi-monthly installments.  Base Salary may be remitted to the Executive on behalf of the Company by an affiliate of the Company.

2. Bonus.  The Executive will be eligible to receive an annual incentive bonus (the “Bonus”), payable, if at all, only with respect to services that the Executive provides to the Company.  Any Bonus will be determined, accrued and paid in accordance with the terms of the Company’s 2005 Annual Incentive Plan, as amended, or any incentive or bonus compensation plan that is a successor or substitute therefor, that covers certain individuals designated by the Committee (the “Annual Incentive Plan”).  The Executive acknowledges and agrees that this Section 2 imposes no obligation on the Company to award any bonus to the Executive.

3. Award of Restricted Stock Units.  Effective on January 29, 2008, the Executive received 75,000 restricted stock units on the terms and conditions set forth in a restricted stock unit agreement entered into between the Company and the Executive, the form of which is attached hereto as Exhibit A.

4. Equity Awards and Long-Term Performance Units.  The Executive will continue to be eligible to participate in all short-term and long-term equity and non-equity incentive plans in which the Executive currently participates or which may be offered in the future to the most senior executives of the Company.

5. Vacation.  The Executive will be entitled to paid vacation and holidays as provided to executives of the Company generally.

6. Indemnification and Insurance.  In accordance with the Company’s Certificate of Incorporation, the Company will indemnify the Executive, to the fullest extent permitted by applicable law, for any and all claims brought against him arising out his services to the Company and its subsidiaries.  In addition, the Company will continue to maintain a directors’ and officers’ insurance policy covering the Executive substantially in the form of the policy in existence as of the Agreement Date to the extent such policy remains available at reasonable commercial terms.

7. Other Benefits.  The Executive will continue to be entitled to all benefits and perquisites presently provided to him or generally to the most senior executives of the Company and be eligible to participate in and receive all benefits under welfare benefit plans, practices, policies and programs (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) available generally to the most senior executives of the Company.

8. Expenses.  The Executive will be entitled to receive prompt reimbursement for all reasonable business expenses (including food, transportation, entertainment and lodging) incurred from time to time on behalf of the Company in the performance of his duties, upon the presentation of such supporting invoices, documents and forms as the Company reasonably requests.

Article III
Termination of Employment

1. Death.  The Executive’s status as an officer and employee will terminate immediately and automatically upon the Executive’s death.

2. Disability.  The Company may terminate Executive’s status as an officer and employee for “Disability” as follows:

(a) If the Executive has a disability that entitles him to receive benefits under the Company’s long-term disability insurance policy in effect at the time either because he is Totally Disabled or Partially Disabled, as such terms are defined in the Company’s policy in effect as of the Agreement Date or as similar terms are defined in any successor policy, then the Company may terminate Executive’s status as an officer and employee effective on the first day on which the Executive receives a payment under such policy (or on the first day that he would be so eligible, if he had applied timely for such payments).

(b) If the Company has no long-term disability plan in effect, and if (i) because of physical or mental illness the Executive is rendered incapable of satisfactorily discharging his duties and responsibilities under this Agreement for a period of 90 consecutive days and (ii) a duly qualified physician chosen by the Company and reasonably acceptable to the Executive or his legal representatives so certifies in writing, the Board will have the power to determine that the Executive has become disabled.  If the Board makes such a determination, the Company will have the continuing right and option, during the period that such disability continues, and by notice given in the manner provided in this Agreement, to terminate the status of Executive as an officer and employee.  Any such termination will become effective 30 days after such notice of termination is given, unless within such 30-day period, the Executive becomes capable of rendering services of the character contemplated hereby (and a physician chosen by the Company and reasonably acceptable to the Executive or his legal representatives so certifies in writing) and the Executive in fact resumes such services.

(c) The “Disability Effective Date” will mean the date on which termination of Executive’s status as an officer and employee becomes effective due to Disability.

3. Cause.  The Company may terminate the Executive’s status as an officer and employee for “Cause,” which is defined as follows:

(a) The Executive’s willful and continued failure to perform substantially the Executive’s duties with the Company or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties;

(b) The Executive’s material breach of this Agreement after a written demand is delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has materially breached this Agreement;

(c) The final conviction of the Executive or an entering of a guilty plea or a plea of no contest by the Executive to a felony;

(d) Unauthorized acts or omissions by the Executive that could reasonably be expected to cause material financial harm to the Company or materially disrupt Company operations;

(e) The Executive’s commission of an act of dishonesty (even if not a crime) resulting in the enrichment of the Executive at the expense of the Company; or

(f) The Executive’s knowing falsification or knowing attempted falsification of financial records of the Company in violation of SEC Rule 13b2-1.

For purposes of this provision, no act or failure to act, on the part of the Executive, will be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company or its affiliates.  Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior officer of the Company or the advice of counsel to the Company or its affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company or its affiliates.  The termination of employment of the Executive will not be deemed to be for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in any of the conduct described in subparagraphs (a) through (f) above, and specifying the particulars of such conduct.

4. Good Reason.  The Executive may terminate his status as an officer and employee for “Good Reason,” which is defined as follows:

(a) Any failure by the Company or its affiliates to comply with any of the provisions of this Agreement (including, but not limited to, the failure to provide the Executive with the position set forth in Article I, Section 1 and, at a minimum, the Base Salary set forth in Article II, Section 1), other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that is remedied within 10 days after receipt by the Company of written notice thereof from the Executive; or

(b) The assignment to the Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied within 10 days after receipt by the Company of written notice thereof from the Executive.

(c) Following a Change of Control, as defined in Article V hereof, “Good Reason” will also include:

(i) Any failure of the Company to provide the Executive with the position, authority, duties and responsibilities at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control.  Executive’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with Executive’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Executive holds an equivalent position in the Company;

(ii) The Company or its affiliates requiring the Executive to be based at any office or location other than the office or location where Executive was employed immediately preceding the Change of Control, or requiring the Executive to travel on business to a substantially greater extent than required immediately prior to a Change of Control; or

(iii) Any failure by the Company to comply with and satisfy Article VIII, Sections 1(c) and (d) of this Agreement.

Any determination of “Good Reason” made by the Executive in good faith and based upon his reasonable belief and understanding shall be conclusive.

5. Termination by the Company.  In addition to termination for death, Disability or Cause, the Company may at any time terminate the Executive’s status as an officer and employee for any reason or for no reason at all.

6. Retirement.  In addition to termination for death or Good Reason, the Executive may at any time retire and terminate his status as an officer and employee.  “Retirement” (and variants thereof) for purposes of this Agreement is defined as the Executive’s voluntary termination of his status as an officer and employee at any time after reaching age 54, but shall not include a termination for Good Reason.

7. Notice of Termination; Termination Date.

(a) Other than as a result of the death of Executive, any termination of Executive’s status as an officer and employee shall be communicated to the other party by Notice of Termination given in accordance with Article VIII, Section 2 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement on which the party relies,  (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated and (iii) if the Termination Date (as defined below) is other than the date of receipt of such notice, specifies the Termination Date.  The Company’s failure to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Disability or Cause will not negate the effect of the notice nor waive any right of the Company or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights.

(b) “Termination Date” means, if Executive’s status as an officer and employee is terminated (i) by reason of Executive’s death, the date of Executive’s death, (ii) by reason of Disability, the Disability Effective Date, (iii) by the Company other than by reason of death or Disability, the date of delivery of the Notice of Termination or any later date specified in the Notice of Termination, which date will not be more than 30 days after the giving of the notice, or (iv) by the Executive other than by reason of death, the date of delivery of the Notice of Termination or any later date specified in the Notice of Termination, which date will not be more than 30 days after the giving of the notice.

Article IV
Obligations upon Termination

1. Separation from Service.  No payments or benefits provided herein that are paid because of a termination of employment under circumstances described herein shall be paid, unless such termination of employment also constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance issued thereunder (“Section 409A”).

2. Death, Disability, or Retirement.  If (A) the Executive’s status as an officer and employee is terminated by reason of the Executive’s death or Retirement, or (B) the Company terminates the Executive’s status as an officer and employee by reason of Executive’s Disability then, subject to the six-month delay set forth in Article VIII, Section 14, if applicable,:

(a) The Company will pay the Executive or his legal representatives the amount of the Executive’s Base Salary earned through the Termination Date to the extent not previously paid (the “Accrued Obligations”);

(b) The Company will pay to the Executive or his legal representatives a pro rata Bonus (the “Pro Rata Bonus”) for the Fiscal Year in which the Termination Date occurs, which shall be paid out at such time as annual cash bonuses are paid to other senior executives in accordance with the terms of the Annual Incentive Plan (as defined above in Article II, Section 2).  The amount of the Pro Rata Bonus shall be determined by multiplying (i) the bonus the Executive would have received pursuant to the terms of the Annual Incentive Plan as determined by the Committee had he remained employed by the Company through the applicable Fiscal Year, by (ii) the fraction obtained by dividing the number of days in the year through the Termination Date by 365.  To the extent that the Committee exercises negative discretion in determining bonus awards under the Annual Incentive Plan for the Fiscal Year in which the Termination Date occurs, such negative discretion may not be applied in a manner more adverse to the Executive than to other similarly situated active senior executives of the Company;

(c) The Company will pay or deliver, as appropriate, all other benefits due to Executive  pursuant to any employee benefit plans and incentive plans maintained by the Company or its subsidiaries with respect to services rendered by the Executive prior to the Termination Date; and

(d) In the case of Executive’s Retirement, for a period commencing on the Termination Date and ending on the earlier of  (i) the third anniversary of the Termination Date, or (ii) the date that the Executive accepts new employment (the “Continuation Period”), the Company will at its expense maintain and administer for the continued benefit of Executive all insurance and welfare benefit plans in which Executive was entitled to participate as an employee of the Company as of the Termination Date, except medical reimbursement benefits under the Company’s flex plans, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and all applicable laws.  If the Executive is a “specified employee” governed by Article VIII, Section 14, to the extent that any benefits provided to the Executive under this Article IV, Section 2(d) are taxable to the Executive, then, with the exception of nontaxable medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to the Executive pursuant to this Article IV, Section 2(d) during the six-month period following the Termination Date shall be limited to the amount specified by Section 402(g)(1)(B) of Code for the year in which the Termination Date occurred.  The Executive shall pay the cost of any benefits that exceed the amount specified in the previous sentence during the six-month period following the Termination Date, and shall be reimbursed in full by the Company during the seventh month after the Termination Date.  The coverage and benefits (including deductibles and costs) provided under any such benefit plan in accordance with this paragraph during the Continuation Period will be no less favorable to Executive than the most favorable of such coverages and benefits as of the Termination Date.  If Executive’s participation in any such benefit plan is barred or any such benefit plan is terminated, the Company will use commercially reasonable efforts to provide Executive with compensation or benefits substantially similar or comparable in value to those Executive would otherwise have been entitled to receive under such plans.  At the end of the Continuation Period, the Executive will have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company that relates specifically to the Executive.  Subject to the general terms and provisions of the plans and all applicable laws, the Executive will be eligible for coverage under the Company’s retiree medical plan or the Consolidated Omnibus Budget Reconciliation Act at the end of the Continuation Period or earlier cessation of the Company’s obligation under the foregoing provisions of this paragraph.

To the extent that the amounts payable under this Article IV, Section 2(d) are reimbursements and other separation payments described under Treasury Regulations Section 1.409A-1(b)(9)(v), such payments do not provide for the deferral of compensation.  If they do constitute deferral of compensation governed by Section 409A, they shall be deemed to be reimbursements or in-kind benefits governed by Treasury Regulations Section 1.409A-3(i)(1)(iv).  If the previous sentence applies, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during the Executive’s taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year, (ii) the reimbursement of an eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

3. Cause.  If the Company terminates the Executive’s status as an officer and employee for Cause, the Company will pay to the Executive the Accrued Obligations.  The Company will have no further obligation to the Executive other than for obligations imposed by law and obligations for any benefits due the Executive pursuant to any employee benefit plans and incentive plans maintained by the Company or its subsidiaries with respect to services rendered by the Executive prior to the Termination Date.

4. Termination by Executive for Good Reason or by Company for Reasons other than Death, Disability or Cause.  If the Executive terminates his status as an officer and employee for Good Reason or the Company terminates the Executive’s status as an officer and employee other than for death, Disability or Cause, then subject to the six-month delay set forth in Article VIII, Section 14, if applicable:

(a) The Company will pay to the Executive the Accrued Obligations and the Pro Rata Bonus;

(b) Within twenty (20) business days of the Termination Date, the Company will pay to the Executive in a lump sum in cash an amount equal to three times the sum of (i) the Executive’s Base Salary in effect at the Termination Date and (ii) average of the Bonuses paid to the Executive for the immediately preceding three Fiscal Years, which Bonus amounts shall not include any premium received in connection with Executive’s participation in any restricted stock program offered by the Company, but shall include the grant date value of any equity awards granted to the Executive in lieu of a portion of the Bonus for a given year;

(c) All stock options will become immediately exercisable as of the Termination Date and will remain exercisable until the expiration date specified in the applicable notice of grant of nonqualified stock option;

(d) All restricted stock units granted to the Executive, except the restricted stock units granted pursuant to Article II, Section 3 herein, will vest as of the Termination Date to the extent not previously vested and will convert to common stock of the Company, provided any applicable performance conditions have been met as of the Termination Date;

(e) The Executive’s performance units under the Company’s Long-Term Performance Incentive Plan will be credited with the annual earnings per share or net loss per share (as defined in the plan) for the Fiscal Year in which the Termination Date occurs and all amounts credited to the Executive’s performance unit account will be fully vested and will be paid out within 60 days of the end of the Fiscal Year in which the Termination Date occurs;

(f) The Company will pay or deliver, as appropriate, all other benefits due the Executive pursuant to any employee benefit plans maintained by the Company or its subsidiaries with respect to services rendered by the Executive prior to the Termination Date; and

(g) For the Continuation Period, the Company shall at its expense maintain and administer for the continued benefit of Executive the benefits provided for under Article IV, Section 2(d).

5. Resignation from Boards of Directors.  If Executive is a director of the Company and his employment is terminated for any reason other than death, the Executive will, if requested by the Company, immediately resign as a director of the Company and its subsidiaries.  If such resignation is not received within 20 business days after the Executive actually receives written notice from the Company requesting the resignations, the Executive will forfeit any right to receive any payments pursuant to this Agreement.

Article V
Change of Control

1. Applicability.  In the event that a Change of Control occurs during the Employment Term, then the provisions of this Article V shall be applicable.

2. Definition of Change of Control.

(a) “Change of Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (b) below):

(i) the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of the Threshold Percentage or more; provided, however, that for purposes of this Article V, Section 2(a)(i), the following will not constitute a Change of Control:

(A) any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change of Control under Article V, Section 2(a)(iii) hereof) of Common Stock directly from the Company,

(B) any acquisition of Common Stock by the Company or its subsidiaries,

(C) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or

(D) any acquisition of Common Stock pursuant to a Business Combination that does not constitute a Change of Control under Article V, Section 2(a)(iii) hereof; or

(ii) individuals who as of the effective date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iii) the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a

“Business Combination”), in each case, unless, immediately following such Business Combination:

(A) the individuals and entities who were the Beneficial Owners of the Company Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Company, and

(B) no Person together with all Affiliates of such Person (excluding the Company and any employee benefit plan or related trust of the Company or any subsidiary of the Company) Beneficially Owns 30% or more of the then outstanding shares of common stock of the Company or 30% or more of the combined voting power of the then outstanding voting securities of the Company, and

(C) at least a majority of the members of the board of directors of the Company were members of the Incumbent Board at the time of the execution of the initial agreement, and of the action of the Board, providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(b) As used in this Section 2 and elsewhere in this Agreement, the following terms have the meanings indicated:

(i) Affiliate:  “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

(ii) Beneficial Owner:  “Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (A) the power to vote, or direct the voting of, the security, and/or (B) the power to dispose of, or to direct the disposition of, the security.

(iii) Common Stock:  “Common Stock” means the common stock, $.10 par value per share, of the Company.

(iv) Company Voting Stock:  “Company Voting Stock” means any capital stock of the Company that is then entitled to vote for the election of directors.

(v) Majority Shares:  “Majority Shares” means the number of shares of Company Voting Stock that could elect a majority of the directors of the Company if all directors were to be elected at a single meeting.

(vi) Person:  “Person” means a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.

(vii) Threshold Percentage:  “Threshold Percentage” means 30% of all then outstanding Common Stock.

3. Effect.

Upon a Change of Control, the Employment Term and the benefits provided by Article II hereof shall automatically continue following such Change of Control for a period equal to the then remaining Employment Term or three years from the Change of Control, whichever period is longer, subject to any earlier termination of Executive’s status as an employee pursuant to this Agreement.  During the Employment Term following a Change of Control, the benefits provided by Article II hereof will be at least as favorable as such benefits were at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, those provided generally at any time after the Change of Control to other most senior executives of the Company.

4. Obligations upon Termination Following a Change of Control.

(a) Death, Disability or Retirement.  If, after a Change of Control and during the Employment Term, (i) the Executive’s status as an officer and employee is terminated by reason of the Executive’s death, (ii) the Company terminates the Executive’s status as an officer and employee by reason of Executive’s Disability, or (iii) the Executive Retires and terminates his status as an officer and employee, then the Company shall pay to the Executive the benefits and payments provided for in Article IV, Section 2, subject to the six-month delay set forth in Article VIII, Section 14, if applicable.

(b) Cause.  If, after a Change of Control and during the Employment Term, the Executive’s status as an officer and employee is terminated by the Company for Cause, the Company shall pay to the Executive the benefits and payments provided for in Article IV, Section 3.

(c) Termination by Executive for Good Reason or by Company for Reasons other than Death, Disability or Cause.  If, after a Change of Control and during the Employment Term, the Executive terminates his status as an officer and employee for Good Reason, or the Company terminates the Executive’s status as an officer and employee other than for death, Disability or Cause, then, subject to the six-month delay set forth in Article VIII, Section 14, if applicable,:

(i) The Company shall pay to the Executive the Accrued Obligations and the Pro Rata Bonus;

(ii) Within twenty (20) business days of the Termination Date, the Company shall pay to the Executive in a lump sum in cash an amount equal to three times, the sum of (A) the Executive’s Base Salary in effect at the Termination Date and (B) the highest bonus paid to the Executive for any of the immediately preceding three Fiscal Years, which bonus amounts shall not include any premium received in connection with the Executive’s participation in any restricted stock program offered by the Company, but shall include the grant date value of any equity awards granted to the Executive in lieu of a portion of the bonus for a given year;

(iii) The Company will pay or deliver, as appropriate, all other benefits due the Executive pursuant to any employee benefit plans and incentive plans maintained by the Company or its affiliated companies with respect to services rendered by the Executive prior to the Termination Date; and

(iv) For the Continuation Period, the Company shall at its expense maintain and administer for the continued benefit of Executive the benefits provided for under Article IV, Section 2(d).

(d) Resignation from Board of Directors.  If the Executive is a director of the Company and his status as an officer and employee is terminated for any reason other than death, the Executive shall, if requested by the Company, immediately resign as a director of the Company and its subsidiaries.  If such resignation is not received within 20 business days after the Executive actually receives written notice from the Company requesting the resignation, the Executive shall forfeit any right to receive any payments pursuant to this Agreement.

(e) Nondisclosure, Noncompetition and Proprietary Rights.  The rights and obligations of the Company and the Executive contained in Article VI hereof shall continue to apply after a Change of Control.

5. Excise Tax Provision.

(a) Notwithstanding any other provisions of this Agreement, if a Change of Control occurs during the original or extended term of this Agreement, in the event that any of the payments or benefits received or to be received by or attributable to the Executive in connection with the Change of Control or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change of Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the payments and benefits under Article V, Section 4(c) hereof, but excluding any payment to be made pursuant to this Article V, Section 5, being hereinafter referred to as the “Initial Payments”) will be subject (in whole or in part) to an excise tax imposed by section 4999 of the Code or any similar tax (the “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of (i) any Excise Tax on the Initial Payments, (ii) any federal, state and local income and employment taxes on the Gross-Up Payment, (iii) any Medicare tax on the Gross-Up Payment, and (iv) the Excise Tax on the Gross-Up Payment, shall be equal to the Initial Payments.  Notwithstanding the foregoing provisions of this Article V, Section 5(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the present value as of the date of the Change of Control, determined in accordance with Sections 280G(b)(2)(ii) and 280G(d)(4) of the Code (the “Present Value”), of the Initial Payments does not exceed 110% of the greatest Present Value of Initial Payments  that could be paid to the Executive such that the receipt thereof would not give rise to any Excise Tax (the “Safe Harbor Cap”), then no Gross-Up Payment shall be made to the Executive and the amounts payable to the Executive under this Agreement shall be reduced to the maximum amount that could be paid to the Executive such that the Present Value of the Initial Payments does not exceed the Safe Harbor Cap.  The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the benefits as elected by the Executive.  For purposes of reducing the Initial Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Initial Payments) shall be reduced.  If the reduction of the amounts payable hereunder would not result in a reduction of the Present Value of the Initial Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

(b) For purposes of determining whether any of the Initial Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Initial Payments shall be treated as “parachute payments” (within the meaning of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change of Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, (ii) all “excess parachute payments” within the meaning of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of the Code) in excess of the “Base Amount” (within the meaning set forth in the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of the Code.  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of the Executive’s employment (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Article V, Section 5), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within ten business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code).  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within ten business days following the time that the amount of such excess is finally determined.  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Initial Payments.

(d) Subject to the six-month delay set forth in Article VIII, Section 14, if applicable, the Gross-Up Payment provided in this Article V, Section 5 shall be made not later than the “Payment Day.”  The Payment Day shall be the tenth business day following the date of termination, or, if the Executive becomes entitled, before the Executive’s employment is terminated, to a Gross-Up Payment under this Article V, Section 5, then not later than the tenth business day following the date as of which the present value of the Initial Payments is calculated for purposes of determining the amount of such Gross-Up Payment.  Notwithstanding the preceding provisions of this Article V, Section 5(d), if the amount of the Gross-Up Payment cannot be finally determined on or before the Payment Day, the Company shall pay to the Executive on the Payment Day an estimate, as determined in accordance with Article V, Section 5(b), of the minimum amount of the Gross-Up Payment to which the Executive is clearly entitled and shall pay the remainder of the Gross-Up Payment (together with interest on the unpaid remainder at 120% of the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Payment Day.  In the event that the amount of the estimated Gross-Up Payment so made exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the tenth business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code).  At the time that any Gross-Up Payment is made pursuant to Article V, Section 5(a) (and at the time that any additional Gross-Up Payment is made pursuant to Article V, Section 5(c)), the Company shall provide the Executive with a written statement setting forth the manner in which any such payment was calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinion or advice which is in writing shall be attached to the statement). Notwithstanding any other provision hereof, the Gross-Up Payment (including any additional Gross-Up Payment made pursuant to Article V, Section 5(c)) must be paid no later than the end of the calendar year following the year in which the Executive remits the related taxes, as required by Treasury Regulations Section 1.409A-3(i)(l)(v).

Article VI
Nondisclosure, Noncompetition and Proprietary Rights

1. Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings:

(a) “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including without limitation information relating to the Company’s or its subsidiaries’ products and services, business plans, business acquisitions, processes, product or service research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

(b) “Mining Business” means the exploration, mining, production, marketing and sale of metals and ore containing metals.

2. Nondisclosure of Confidential Information.  Executive will hold in a fiduciary capacity for the benefit of the Company all Confidential Information obtained by Executive during Executive’s employment (whether prior to or after the Agreement Date) and will use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company.  For a period of five years after the Termination Date, Executive agrees (a) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto.  In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information, Executive will give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

3. Limited Covenant Not to Compete.  For a period of six months after the Termination Date, Executive agrees that, with respect to each State of the United States or other jurisdiction, or specified portions thereof, in which the Executive regularly (a) makes contact with customers of the Company or any of its subsidiaries, (b) conducts the business of the Company or any of its subsidiaries, or (c) supervises the activities of other employees of the Company or any of its subsidiaries, and in which the Company or any of its subsidiaries engages in Mining Business as of the Termination Date, including without limitation the counties of Yavapai, Gila, Greenlee, Graham and Pima, all in the State of Arizona, Grant, New Mexico, Clear Creek, Colorado, and the countries of Indonesia, Spain, Peru, Chile and the Democratic Republic of the Congo (collectively, the “Subject Areas”), Executive will restrict his activities within the Subject Areas as follows:

(a) Executive will not, directly or indirectly, for himself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, consult with, assist or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Mining Business within any of the Subject Areas; provided, however, that nothing contained herein will prohibit Executive from making passive investments as long as Executive does not beneficially own more than 2% of the equity interests of a business enterprise engaged in the Mining Business within any of the Subject Areas.  For purposes of this paragraph, “beneficially own” will have the same meaning ascribed to that term in Rule 13d-3 under the Exchange Act;

(b) Executive will not call upon any customer of the Company or its subsidiaries for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries;

(c) Executive will not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its subsidiaries, or who on the Termination Date is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce or limit the extent of such relationship with the Company or its subsidiaries;

(d) Without the consent of the Company, Executive will not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s relationship with the Company or its subsidiaries; and

(e) Without the consent of the Company, Executive further agrees that, for a period of one year from and after the Termination Date, Executive will not hire any employee of the Company or its subsidiaries as an employee or independent contractor, whether or not such engagement is solicited by Executive.

4. Nondisparagement.  During and after the Employment Term, the Executive agrees to refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees, and agrees that he will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparages or could reasonably be expected to materially harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees.  Similarly, the Company agrees that its directors and officers shall refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Executive and agrees that its directors and officers will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparages or could reasonably be expected to materially harm the reputation of the Executive.

5. Injunctive Relief; Other Remedies.  Executive acknowledges that a breach by Executive of Sections 2, 3 or 4 of this Article VI would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of Sections 2, 3 or 4 of this Article VI, the Company will be entitled to injunctive relief restraining Executive from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law.  Nothing herein, however, will be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach.  In addition to the exercise of the foregoing remedies, the Company will have the right upon the occurrence of any such breach to offset the damages of such breach as determined by the Company, against any unpaid salary, bonus, commissions or reimbursements otherwise owed to Executive.  In particular, Executive acknowledges that the payments provided under Article IV are conditioned upon Executive fulfilling any noncompetition and nondisclosure agreements contained in this Article VI.  If Executive at any time materially breaches any noncompetition or nondisclosure agreements contained in this Article VI, then the Company may offset the damages of such breach, as determined solely by the Company, against payments otherwise due to Executive under Article IV or, at the Company’s option, suspend payments otherwise due to Executive under Article IV during the period of such breach.  Executive acknowledges that any such offset or suspension of payments would be an exercise of the Company’s right to offset or suspend its performance hereunder upon Executive’s breach of this Agreement; such offset or suspension of payments would not constitute, and shall not be characterized as, the imposition of liquidated damages.

6. Requests for Waiver in Cases of Undue Hardship.  If the Executive should find that any of the limitations in this Article VI impose a severe hardship on his ability to secure other employment, then the Executive may ask the Company to waive the specified limitations before accepting employment that otherwise would be a breach of Executive’s obligations under this Agreement.  Such request must be in writing and set forth the name and address of the organization with which employment or another prohibited relationship is sought and the position, duties or other activities that Executive seeks to perform, and the location of performance.  The Company will consider the request and, in its sole discretion, decide whether and on what conditions to grant such waiver.

7. Governing Law of this Article VI; Consent to Jurisdiction.  Any dispute regarding the reasonableness of the covenants and agreements set forth in this Article VI or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, will be governed by and interpreted in accordance with the laws of the State of the United States or other jurisdiction in which the alleged prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Executive each hereby consent to the jurisdiction of the state and federal courts sitting in the relevant State (or, in the case of any jurisdiction outside the United States, the relevant courts of such jurisdiction) for resolution of such dispute, and agree that service of process may be made upon him or it in any legal proceeding relating to this Article VI by any means allowed under the laws of such jurisdiction.

8. Executive’s Understanding of this Article.  Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Article VI.  Executive acknowledges that the geographic scope and duration of the covenants contained in Article VI are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the importance of the functions performed by Executive and the length of time it would take the Company to find and train a suitable replacement, (b) the nature and wide geographic scope of the operations of the Company and its subsidiaries, (c) Executive’s level of control over and contact with the business and operations of the Company and its subsidiaries in various jurisdictions where same are conducted and (d) the fact that all facets of the Mining Business are conducted by the Company and its subsidiaries throughout the geographic area where competition is restricted by this Agreement.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Article VI invalid or unenforceable.

Article VII
Binding Arbitration

1. Binding Agreement to Arbitrate.  Any claim or controversy arising out of any provision of this Agreement (other than Article VI hereof), or the breach or alleged breach of any such provision, will be settled by binding arbitration administered by the American Arbitration Association (the “AAA”) under its National Rules for the Resolution of Employment Disputes as in effect at the time of the claim or controversy (the “Rules”), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

2. Selection and Qualifications of Arbitrators.  If no party to the arbitration makes a claim in excess of $1.0 million, exclusive of interest and attorneys’ fees, the proceedings will be conducted before a single neutral arbitrator selected in accordance with the Rules.  If any party makes a claim that exceeds $1.0 million, the proceedings will be conducted before a panel of three neutral arbitrators selected in accordance with the Rules.

3. Location of Proceedings.  The place of arbitration will be in Phoenix, Arizona.

4. Remedies.  Any award in an arbitration initiated under this Article VII will be limited to actual monetary damages, including if determined appropriate by the arbitrator(s) an award of costs and fees to the prevailing party.  “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, witness fees and attorneys’ fees.  The arbitrator(s) will have no authority to award consequential, punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute.

5. Opinion.  The award of the arbitrators will be in writing, will be signed by a majority of the arbitrators, and will include findings of fact and a statement of the reasons for the disposition of any claim.

Article VIII
Miscellaneous

1. Binding Effect.

(a) This Agreement will be binding upon and inure to the benefit of the Company and any of its successors or assigns.

(b) This Agreement is personal to the Executive and will not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

(c) The Company will require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Executive.  In the event of any such assignment or succession, the term “Company” as used in this Agreement will refer also to such successor or assign.

(d) The Company shall also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Executive.

2. Notices.  All notices hereunder must be in writing and unless otherwise specifically provided herein, will be deemed to have been given upon receipt of delivery by:  (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) telecopy transmission with confirmation of receipt.  All such notices must be addressed as follows:

If to the Company, to:

Freeport-McMoRan Copper & Gold Inc.
One North Central Avenue
Phoenix, Arizona 85004
Attention:  Chairman of the Corporate Personnel Committee

If to the Executive, to:

Kathleen L. Quirk
One North Central Avenue
Phoenix, Arizona 85004

or such other address as to which any party hereto may have notified the other in writing.

3. Governing Law.  This Agreement will be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to principles of conflict of laws, except as expressly provided in Article VI above with respect to the resolution of disputes arising under, or the Company’s enforcement of, Article VI of this Agreement.

4. Withholding.  The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

5. Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance, will at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Executive and the Company intend for any court construing this Agreement to modify or limit such provision temporally, spatially or otherwise so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation will be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, will not be affected thereby and each term and provision of this Agreement will be valid and enforced to the fullest extent permitted by law.

6. Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach thereof.

7. Remedies Not Exclusive.  Except as provided in Article VII hereof, no remedy specified herein will be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties will have all other rights and remedies provided to them by applicable law, rule or regulation.

8. Legal Fees.

(a) Except as otherwise provided herein, the Company agrees to pay all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others with respect to the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount or timing of any payment pursuant to this Agreement), provided that the Executive prevails on any material claim.

(b) The Company agrees to pay, as incurred, all legal fees and expenses that the Executive may reasonably incur in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided under this Agreement.

(c) The payment of or reimbursement for legal fees under this Article VIII, Section 8, shall comply with the requirement that non-qualified deferred compensation be paid on a specified date or pursuant to a fixed schedule, which requires that (1) the amount of benefits or reimbursements provided during one calendar year shall not affect the amount of benefits or reimbursements to be provided in any other calendar year, (2) the reimbursement of any eligible expense shall be made no later than the last day of the calendar year following the year in which the expense was incurred, and (3) the right to reimbursement or benefits hereunder is not subject to liquidation or exchange for another benefit.

9. Company’s Reservation of Rights.  The Executive acknowledges and understands that he serves at the pleasure of the Board and that the Company has the right at any time to terminate or change the Executive’s status as an officer and employee of the Company, subject to the rights of the Executive to claim the benefits conferred by this Agreement.

10. Jury Trial Waiver.  THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

11. Survival.  The rights and obligations of the Company and Executive contained in Article VI of this Agreement will survive the termination of the Agreement.  Following the Termination Date, each party will have the right to enforce all rights, and will be bound by all obligations, of such party that are continuing rights and obligations under this Agreement.

12. Prior Change of Control Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.  Specifically, the Change of Control Agreement between the Executive and the Company dated February 3, 2004, shall automatically terminate as of the effectiveness of this Agreement. This Agreement may not be amended orally, but only by an agreement in writing by the parties hereto.

13. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14. Section 409A of the Internal Revenue Code.

(a) It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with such intent.  To the extent any potential payments or benefits could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.  If the parties are unable to agree on a mutually acceptable amendment, the Company may, without the Executive’s consent and in such manner as it deems appropriate, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Section 409A.

(b) If Executive is a “specified employee,” any payments payable as a result of Executive’s termination of employment (other than as a result of death) shall not be payable before the earlier of (i) the first business day that is more than six months after Executive’s

Termination Date, (ii) the date of Executive’s death, or (iii) the date that otherwise complies with the requirements of Section 409A.  “Specified employee” shall mean the Executive if the Executive is a key employee under Treasury Regulations Section 1.409A-1(i) because of final and binding action taken by the Board or the Committee, or by operation of law or such regulation.

(c) No acceleration of payments and benefits provided for in this Agreement shall be permitted, except that the Company may accelerate payment, if permitted by Section 409A, as necessary to allow the Executive to pay FICA taxes on amounts payable hereunder and additional taxes resulting from the payment of such FICA amount, or as necessary to pay taxes and penalties arising as a result of the payments provided for in this Agreement failing to meet the requirements of Section 409A.  In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

(d) To the extent that the amounts payable under this Agreement are reimbursements and other separation payments described under Treasury Regulations Section 1.409A-1(b)(9)(v), such payments do not provide for the deferral of compensation.  If they do constitute deferral of compensation governed by Section 409A, they shall be deemed to be reimbursements or in-kind benefits governed by Treasury Regulations Section 1.409A-3(i)(1)(iv).  If the previous sentence applies, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during the Executive’s taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year, (ii) the reimbursement of an eligible expense must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of December 31, 2008.

Freeport-McMoRan Copper & Gold Inc.

By: /s/ H. Devon Graham, Jr.
H. Devon Graham, Jr.
Director and Chairman of the
Corporate Personnel Committee of the
Board of Directors

Executive

/s/ Kathleen L. Quirk
Kathleen L. Quirk

Signature Page of Executive Employment Agreement
between Freeport-McMoRan Copper & Gold Inc.
and Kathleen L. Quirk

Exhibit A to
Executive Employment Agreement

FREEPORT-McMoRan COPPER & GOLD INC.

FORM OF
PERFORMANCE-BASED
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE 2006 STOCK INCENTIVE PLAN

AGREEMENT dated as of January 29, 2008 (the “Grant Date”), between Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (the “Company”), and Kathleen L. Quirk (the “Executive” or the “Participant”).

1. (a)           The Executive and the Company have entered into an Executive Employment Agreement effective as of January 29, 2008 (the “Employment Agreement”). As set forth in Article II, Section 3 of the Employment Agreement, and pursuant to the Freeport-McMoRan Copper & Gold Inc. 2006 Stock Incentive Plan (the “Plan”), the Executive is hereby granted effective the Grant Date 75,000 restricted stock units (“Restricted Stock Units” or “RSUs”) on the terms and conditions set forth in this Agreement and in the Plan.

(b) Defined terms not otherwise defined herein shall have the meanings set forth in Section 2 of the Plan.

(c) Subject to the terms, conditions, and restrictions set forth in the Plan and herein, each RSU granted hereunder represents the right to receive from the Company, on the respective scheduled vesting date for such RSU set forth in Section 2(a) of this Agreement or on such earlier date as provided in Section 2(b) of this Agreement or Section 5(b) of this Agreement (the “Vesting Date”), one share (a “Share”) of common stock of the Company (“Common Stock”), free of any restrictions, all amounts notionally credited to the Participant’s Dividend Equivalent Account (as defined in Section 4 of this Agreement) with respect to such RSU, and all securities and property comprising all Property Distributions (as defined in Section 4 of this Agreement) deposited in such Dividend Equivalent Account with respect to such RSU.

(d) Provided the condition of Section 6 of this Agreement has been met, as soon as practicable after the Vesting Date (but no later than 2 ½ months from such date) for any RSUs granted hereunder, the Participant shall receive from the Company the number of Shares to which the vested RSUs relate, free of any restrictions, a cash payment for all amounts notionally credited to the Participant’s Dividend Equivalent Account with respect to such vested RSUs, and all securities and property comprising all Property Distributions deposited in such Dividend Equivalent Account with respect to such vested RSUs.

2. (a)           Provided the condition of Section 6 of this Agreement has been met, the RSUs granted hereunder shall vest in installments as follows:

Scheduled Vesting Date Grant Date January 1, 2009 January 1, 2010 January 1, 2011 January 1, 2012	Number of RSUs 15,000 15,000 15,000 15,000 15,000

(b) Notwithstanding Section 2(a) of this Agreement, at such time as there shall be a Change in Control of the Company, all unvested RSUs shall be accelerated and shall immediately vest.

(c) Until the respective Vesting Date for an RSU granted hereunder, such RSU, all amounts notionally credited in any Dividend Equivalent Account related to such RSU, and all securities or property comprising all Property Distributions deposited in such Dividend Equivalent Account related to such RSU shall be subject to forfeiture as provided in Section 5 of this Agreement.

3. Except as provided in Section 4 of this Agreement, an RSU shall not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) in any Share until the RSU shall vest and the Participant shall be issued the Share to which such RSU relates nor in any securities or property comprising any Property Distribution deposited in a Dividend Equivalent Account related to such RSU until such RSU vests.

4. From and after the Grant Date of an RSU until the issuance of the Share payable in respect of such RSU, the Participant shall be credited, as of the payment date therefor, with (i) the amount of any cash dividends and (ii) the amount equal to the Fair Market Value of any Shares, Subsidiary securities, other securities, or other property distributed or distributable in respect of one share of Common Stock to which the Participant would have been entitled had the Participant been a record holder of one share of Common Stock at all times from the Grant Date to such issuance date (a “Property Distribution”).  All such credits shall be made notionally to a dividend equivalent account (a “Dividend Equivalent Account”) established for the Participant with respect to all RSUs granted hereunder with the same Vesting Date.  All credits to a Dividend Equivalent Account for the Participant shall be notionally increased by the Account Rate (as hereinafter defined), compounded quarterly, from and after the applicable date of credit until paid in accordance with the provisions of this Agreement.  The “Account Rate” shall be the prime commercial lending rate announced from time to time by JPMorgan Chase Bank, N.A. or by another major national bank headquartered in New York, New York designated by the Committee.  The Committee may, in its discretion, deposit in the Participant’s Dividend Equivalent Account the securities or property comprising any Property Distribution in lieu of crediting such Dividend Equivalent Account with the Fair Market Value thereof.

5. (a)           Except as set forth in Section 5(b) of this Agreement, all unvested RSUs provided for in this Agreement, all amounts credited to the Participant’s Dividend Equivalent Accounts with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Accounts with respect to such RSUs shall immediately be forfeited on the date the Participant ceases to be an Eligible Individual (the “Termination Date”).

(b) Notwithstanding the foregoing, and provided the condition of Section 6 of this Agreement has been met, if the Participant ceases to be an Eligible Individual (the “Termination”) by reason of the Participant’s death or Disability, all the unvested RSUs granted hereunder, all amounts credited to the Participant’s Dividend Equivalent Accounts with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Accounts with respect to such RSUs shall vest as of the Participant’s Termination Date.

6. The other provisions of this Agreement notwithstanding, no unvested RSU granted hereunder shall vest on its scheduled Vesting Date under Section 2(a) of this Agreement or upon the Participant’s Termination pursuant to Section 5(b) of this Agreement unless the average of the Return on Investment for the five calendar years preceding the year in which such event occurs is at least 6% and, if required or deemed necessary to satisfy the requirements to qualify such RSU as “performance-based compensation” under Section 162(m), the appropriate members of the Committee shall have certified that such condition has been met.  Any unvested RSUs that do not vest upon the occurrence of any of such events as a result of the failure to meet the condition of this Section 6, all amounts credited to the Participant’s Dividend Equivalent Accounts with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Accounts with respect to such RSUs shall immediately be forfeited.

7. The RSUs granted hereunder, any amounts notionally credited in the Participant’s Dividend Equivalent Accounts, and any securities and property comprising Property Distributions deposited in such Dividend Equivalent Accounts are not transferable by the Participant otherwise than by will or by the laws of descent and distribution or pursuant to a domestic relations order, as defined in the Code.

8. All notices hereunder shall be in writing and, if to the Company, shall be delivered personally to the Secretary of the Company or mailed to One North Central Avenue, Phoenix, Arizona, 85004, addressed to the attention of the Secretary; and, if to the Participant, shall be delivered personally or mailed to the Participant at the address on file with the Company.  Such addresses may be changed at any time by notice from one party to the other.

9. This Agreement is subject to the provisions of the Plan.  The Plan may at any time be amended by the Board, except that any such amendment of the Plan that would materially impair the rights of the Participant hereunder may not be made without the Participant’s consent.  The Committee may amend this Agreement at any time in any manner that is not inconsistent with the terms of the Plan and that will not result in the application of Section 409A(a)(1) of the Code.  Notwithstanding the foregoing, no such amendment may materially impair the rights of the Participant hereunder without the Participant’s consent.  Except as set forth above, any applicable determinations, orders, resolutions or other actions of the Committee shall be final, conclusive and binding on the Company and the Participant.

10. The Participant is required to satisfy any obligation in respect of withholding or other payroll taxes resulting from the vesting of any RSU granted hereunder or the payment of any securities, cash, or property hereunder, in accordance with procedures established by the Committee, as a condition to receiving any securities, cash payments, or property resulting from the vesting of any RSU or otherwise.

11. Nothing in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries, or to interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment relationship with the Company or any of its Subsidiaries at any time.

12. As used in this Agreement, the following terms shall have the meanings set forth below.

(a)  “Change in Control” shall have the meaning set forth in Article V, Section 2 of the Employment Agreement.

(b) “Disability” shall have occurred if the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

(c) “Fair Market Value” shall, with respect to a share of Common Stock, a Subsidiary security, or any other security, have the meaning set forth in the Freeport-McMoRan Copper & Gold Inc. Policies of the Committee applicable to the 2006 Stock Incentive Plan, and, with respect to any other property, mean the value thereof determined by the board of directors of the Company in connection with declaring the dividend or distribution thereof.

(d)  “Managed Net Income” shall mean, with respect to any year, the sum of (i) the net income (or net loss) of the Company and its consolidated subsidiaries for such year as reviewed by the Company’s independent auditors and released by the Company to the public; plus (or minus) (ii) the minority interests’ share in the net income (or net loss) of the Company’s consolidated subsidiaries for such year as reviewed by the Company’s independent auditors and released by the Company to the public; plus (or minus) (iii) the effect of changes in accounting principles of the Company and its consolidated subsidiaries for such year plus (or minus) the minority interests’ share in such changes in accounting principles as reviewed by the Company’s independent auditors and released by the Company to the public.

(e) “Net Cash Provided by Operating Activities” shall mean, with respect to any year, the net cash provided by operating activities of the Company and its consolidated subsidiaries for such year as reviewed by the Company’s independent auditors and released by the Company to the public.

(f) “Net Interest Expense” shall mean, with respect to any year, the net interest expense of the Company and its consolidated subsidiaries for such year as reviewed by the Company’s independent auditors and released by the Company to the public.

(g) “Return on Investment” shall mean, with respect to any year, the result (expressed as a percentage) calculated according to the following formula:

a + (b - c)
d

in which “a” equals Managed Net Income for such year, “b” equals Net Interest Expense for such year, “c” equals Tax on Net Interest Expense for such year, and “d” equals Total Investment of Capital for such year.

(h) “Tax on Net Interest Expense” shall mean, with respect to any year, the tax on the net interest expense of the Company and its consolidated subsidiaries for such year calculated at the appropriate statutory income tax rate for such year as reviewed by the Company’s independent auditors.

(i) “Total Investment of Capital” shall mean, with respect to any year, the sum of (i) the weighted average of the stockholders’ equity in the Company and its consolidated subsidiaries for such year, (ii) the weighted average of the minority interests in the consolidated subsidiaries of the Company for such year, (iii) the weighted average of the redeemable preferred stock of the Company for such year and (iv) the weighted average of the long-term debt of the Company and its consolidated subsidiaries for such year, all as shown in the quarterly balance sheets of the Company and its consolidated subsidiaries for such year.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month, and year first above written.

FREEPORT-McMoRan COPPER & GOLD INC.

By:

(Participant)

(Street Address)

(City) (State) (Zip Code)